Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record First Quarter 2009 Results

North Hollywood, CA—May 4, 2009—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights (comparisons are to first quarter 2008):

•	Net revenue increased 26% to $76.1 million, with same-market area net revenue growth of 19%

•	Patient encounters increased 18% to 810,000

•	Income from operations rose 39% to $7.6 million

•	Operating margin improved 90 basis points to 9.9%

•	Net income increased 50% to $4.5 million, or $0.28 per diluted share for the quarter

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our record results for the first quarter of 2009 reflect IPC’s continued ability to generate strong revenue growth and expand operating margin. The first quarter revenue growth of 26% was driven by increased penetration of same-market areas, as well as the contribution from IPC’s entry into its newest market in Southeast Florida. As we grow our revenue base, we have a significant opportunity to leverage our general and administrative costs, as evidenced by the 90 basis point improvement in our operating margin. We also continued to strengthen our balance sheet by increasing our cash flow and reducing our days sales outstanding, which resulted in an increase in our cash balance.”

Dr. Singer added, “In line with our growth strategy, we are aggressively continuing to recruit new physicians to add to our existing practices. In the first quarter, we also completed two in-market acquisitions in Phoenix, which strengthened our foothold in one of our largest markets. Our acquisition pipeline remains robust in this highly fragmented industry, and we continue to evaluate opportunities across the hospitalist sector. We remain confident that we can continue to grow and penetrate current and new markets through this combination of organic growth and acquisitions. With less than 5% of our encounters coming from elective in-patient stays and uninsured patients remaining stable at approximately 7% of our encounters, we believe we are very well positioned in this challenging economic environment.”

First Quarter 2009

IPC’s first quarter 2009 patient encounters rose 18% to 810,000, compared to 684,000 in the same period last year. Net revenue for the first quarter was $76.1 million, an increase of $15.5 million, or 25.6%, from $60.6 million for the prior year quarter. Of this $15.5 million increase, $11.8 million, or 76.1%, was attributable to same-market area growth and $3.7 million was attributable to revenue generated from a new market acquisition, which was completed in the third quarter of 2008. The change in same-market area net revenue was the result of an 11.9% increase in patient encounters, a 5.9% increase in patient revenue per encounter and an increase in hospital contract revenue. The increase in patient revenue per encounter was partially due to an increase in Medicare reimbursement rates for the billing codes applicable to the services performed by the Company’s hospitalists, as well as improvements in billing processes and collections.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2009 were $55.5 million, or 72.9%, of net revenue compared to $43.9 million, or 72.6%, of net revenue for the three months ended March 31, 2008. Physician costs as a percentage of net revenue increased slightly as a result of the costs associated with one hospital contract being operated at breakeven, as it is being staffed with locum tenens and other part-time providers at the hospital’s request while IPC recruits employed staff. Excluding this contract, physician costs as a percentage of net revenue for the current quarter were at the same level as the prior year quarter.

General and administrative expenses for the first quarter of 2009 were $12.4 million, compared to $10.7 million for the first quarter of 2008. General and administrative expenses as a percentage of net revenue declined to 16.4% for the first quarter of 2009, compared to 17.7% for the first quarter of 2008, as the Company continues to leverage these costs over a larger revenue base as it grows its existing practices and continues to acquire new practices.

Income from operations for the first quarter of 2009 increased 39.4% to $7.6 million, compared to $5.4 million for the first quarter of 2008. The Company’s operating margin rose to 9.9% for the first quarter of 2009, compared to 9.0% for the first quarter of 2008. The increase in operating margin was primarily the result of the reduction in general and administrative expenses as a percentage of net revenue.

The effective tax rate for the three months ended March 31, 2009 was 40.0%, compared to 42.0% for the three months ended March 31, 2008. The decrease in the effective tax rate reflected a new enterprise zone tax credit recorded for the first time in the fourth quarter of 2008. The Company expects its effective tax rate to remain at 40% for the remainder of 2009.

First quarter 2009 net income increased by 50% to $4.5 million, or $0.28 per diluted share, compared to $3.0 million, or $0.21 per pro-forma diluted share, for the first quarter of 2008.

Cash flow from operations for the first quarter of 2009 was $10.7 million, compared to $2.6 million for the same quarter of 2008. Days sales outstanding (DSO) decreased to 55 DSO at the end of the quarter, compared to 60 DSO as of December 31, 2008, as the Company continued to improve its billing processes and collections. During the quarter, the Company expended $4.8 million for physician practice acquisitions and earn-out payments attributable to practices acquired in 2007 and 2008.

Guidance

For the full year 2009, the Company continues to expect revenue to be in the range of $300 million to $305 million and earnings per diluted share to be in the range of $1.01 to $1.11. The Company has provided this outlook based on the following assumptions: (i) an estimated 4.6% increase in the weighted average reimbursement rates for services provided to Medicare patients; (ii) continued growth in same-market areas whether from new hires or in-market acquisitions; (iii) a 40% effective tax rate; and (iv) 16.3 million weighted average diluted shares outstanding for the year. Not included in the assumptions are (i) new market acquisitions; (ii) increased general and administrative expenses as a result of the requirement of FAS Statement 141(R) to expense external costs associated with acquisitions that close subsequent to December 31, 2008; and (iii) gains or losses related to changes in estimates of earn-outs related to acquisitions that close subsequent to December 31, 2008 as required by FAS Statement 141(R).

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-879-6184 (USA) or 719-325-4789 (International). In addition, a dial-up replay of the conference call will be available beginning May 4, 2009 at 8:00 p.m. ET (5:00 p.m. PT) and ending on May 18, 2009. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 9468818. A live webcast of the call will also be available from the Investor Relations section on the corporate website at http://www.hospitalist.com. A webcast replay can be accessed on the corporate website beginning May 4, 2009 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 18, 2009 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

	March 31, 2009 (unaudited)	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$42,379	$37,394
Accounts receivable, net	46,035	44,474
Prepaid expenses and other current assets	5,117	8,081

Total current assets	93,531	89,949
Furniture and equipment, net	2,412	2,452
Goodwill	70,752	63,893
Other intangible assets, net	2,758	2,905
Deferred tax assets, net	3,492	3,492

Total assets	$172,945	$162,691

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,179	$4,664
Accrued compensation	14,317	11,232
Payables for practice acquisitions	4,616	2,476
Medical malpractice and self-insurance reserves, current portion	351	539
Deferred tax liabilities	481	481
Short-term debt and current portion of capital leases	3,360	3,471

Total current liabilities	28,304	22,863
Long-term debt and capital leases, less current portion	4,570	5,368
Medical malpractice and self-insurance reserves, less current portion	11,580	11,220
Other long-term liabilities	293	293

Total liabilities	44,747	39,744
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,091,345 and 16,068,835 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	16	16
Additional paid-in capital	122,759	122,024
Retained earnings	5,423	907

Total stockholders’ equity	128,198	122,947

Total liabilities and stockholders’ equity	$172,945	$162,691

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenue	$76,057	$60,559
Operating expenses:
Cost of services—physician practice salaries, benefits and other	55,461	43,943
General and administrative	12,441	10,732
Depreciation and amortization	588	457

Total operating expenses	68,490	55,132

Income from operations	7,567	5,427
Investment income	41	164
Interest expense	(79)	(385)

Income before income taxes	7,529	5,206
Income tax provision	3,012	2,186

Net income	4,517	3,020
Income allocable to preferred stockholders	—	(696)

Net income attributable to common stockholders	$4,517	$2,324

Per share data:
Net income per share attributable to common stockholders—historical:
Price per share:
Basic	$0.28	$0.20

Diluted	$0.28	$0.20

Weighted average shares:
Basic	16,089,357	11,434,588

Diluted	16,258,950	11,831,936

Net income per share attributable to common stockholders—pro forma (1):
Basic	N/A	$0.22

Diluted	N/A	$0.21

Weighted average shares
Basic	N/A	13,975,526

Diluted	N/A	14,212,207

(1)	Pro forma per share information assumes conversion of our convertible preferred stock and associated warrants at the beginning of 2008 based on the terms of the warrants and convertible preferred stock.

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net income	$4,517	$3,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	588	457
Stock-based compensation expense	448	107
Changes in assets and liabilities:
Accounts receivable	(1,561)	(3,327)
Prepaid expenses and other current assets	2,964	4,744
Accounts payable	513	(1,097)
Accrued compensation	3,085	(1,984)
Medical malpractice and self-insurance reserves	172	729

Net cash provided by operating activities	10,726	2,649

Investing activities
Acquisitions of physician practices	(4,792)	(3,452)
Purchase of furniture and equipment	(327)	(495)

Net cash used in investing activities	(5,119)	(3,947)

Financing activities
Repayments of long-term debt and capital leases, net	(909)	(12,382)
Net proceeds from issuance of common and preferred stock	270	46,131
Excess tax benefits from stock-based compensation	17	74

Net cash (used in) provided by financing activities	(622)	33,823

Net increase in cash and cash equivalents	4,985	32,525
Cash and cash equivalents, beginning of period	37,394	6,976

Cash and cash equivalents, end of period	$42,379	$39,501

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the five quarters ended March 31, 2009:

	Quarter Ended:
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009
Patient encounters	684,000	660,000	692,000	754,000	810,000